Exhibit (a)(1)(A)
GROVE COLLABORATIVE HOLDINGS, INC.
1301 SANSOME STREET
SAN FRANCISCO, CALIFORNIA 94111
OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW RESTRICTED STOCK UNITS
September 26, 2022

GROVE COLLABORATIVE HOLDINGS, INC.
SUMMARY TERM SHEET - OVERVIEW
OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW RESTRICTED STOCK UNITS
This offer and withdrawal rights will expire at 6:00 p.m., Pacific Time, on Friday, October 21, 2022, unless extended
By this Offer to Exchange Eligible Options for New Restricted Stock Units (as the context requires, this document and the actions taken hereby, the “Exchange Offer”), GROVE COLLABORATIVE HOLDINGS, INC., which we refer to in this document as “we,” “us,” “our” or “Grove,” is giving each Eligible Holder (as defined below) the opportunity to exchange one or more Eligible Options (as defined below) for New RSUs (as defined below), as discussed below and in the Offering Memorandum for the Exchange Offer beginning on page 14 (the “Offering Memorandum”). Our 2016 Equity Incentive Plan (the “2016 Plan”) permits us to make the Exchange Offer to Eligible Holders (as defined below).
The “Expiration Time” of the Exchange Offer is 6:00 p.m., Pacific Time, on Friday, October 21, 2022. If we extend the period of time during which this Exchange Offer remains open, the term “Expiration Time” will refer to the last time and date on which this Exchange Offer expires.
You are an “Eligible Holder” if, on the New RSU Grant Date (as defined below), you are employed by or serving as a non-employee director of Grove or its subsidiaries.
An “Eligible Option” is an outstanding option to purchase shares of our Class A common stock or Class B common stock that:
•is held by an Eligible Holder;
•has an exercise price equal to or greater than $1.92 per share; and
•was granted under our 2016 Plan.
If you choose to participate in the Exchange Offer and tender Eligible Options for exchange, and if we accept your tendered Eligible Options, then we will grant you an award of restricted stock units (“RSUs”, and each such award, a “New RSU”) with the following terms (collectively, the “New RSU Terms”):
•Each New RSU will represent your right to receive a number of shares of our Class A common stock that is calculated using an exchange ratio based on the exercise price of and number of shares of Class A common stock or Class B common stock, as applicable, subject to your tendered Eligible Option. The chart below sets forth the applicable exchange ratios for outstanding Eligible Options based on the dollar range of the exercise prices of such Eligible Options.
oUnder the dual-class structure of our common stock, our Class B Common Stock is entitled to ten votes per share, while our Class A Common Stock is entitled to one vote per share, but is otherwise identical to the Class A Common Stock in all other respects, including economic rights.

Eligible Option Exercise Price Range	Exchange Ratio (Surrendered Eligible Options: New RSUs)*
$1.92 to $2.21	1.20 to 1
$2.22 to $5.59	1.45 to 1
$5.60 to $6.49	1.70 to 1
$6.50 and above	1.95 to 1

*	Rounded up to the nearest share

Example: If you tender for exchange an Eligible Option to purchase 195 shares of Class B Common Stock with an exercise price of $6.50 per share, you will receive a New RSU with respect to 100 shares of Class A Common Stock.

•Your New RSU will be granted under our 2022 Equity and Incentive Plan (the “2022 Plan”).
•To the extent any Eligible Option that you tender for exchange is partially vested as of the Expiration Time, you will receive one New RSU in exchange for the vested shares underlying such Eligible Option (a “Vested Option New RSU”) and one New RSU in exchange for the unvested shares underlying such Eligible Option (an “Unvested Option New RSU”).
•New RSUs will not be fully vested on the grant date of the New RSUs. The vesting terms of your New RSUs will be as follows:
◦Each Vested Option New RSU granted in exchange for the vested shares underlying an Eligible Option will vest 50% on the grant date of the New RSU and will vest with respect to the remaining 50% in two equal installments on each of February 15, 2023 and May 15, 2023, in each case, subject to your continued employment or service with Grove through each applicable vesting date.
◦Each Unvested Option New RSU granted in exchange for the unvested shares underlying an Eligible Option will vest in equal installments on each February 15, May 15, August 15 and November 15 until becoming fully vested in the calendar quarter in which the Eligible Option tendered in exchange for such New RSU would have fully vested had it not been exchanged in this Exchange Offer and subject to your continued employment or service with Grove through each applicable vesting date.
◦As with any unvested equity award under our 2022 Plan, you must remain in continuous service with Grove through each vesting date. Other than in connection with certain qualifying terminations of employment, in the event that your service with Grove terminates for any reason prior to the vesting date of any unvested portion of your New RSU, such unvested portion will be forfeited on your termination date. In the event your service with Grove is terminated without cause, due to your death or disability or you resign for good reason, your Vested Option New RSU will fully vest, subject, in the case of a termination without cause or resignation for good reason, to your execution and non-revocation of a waiver and release of claims and subject to the other conditions prescribed by the Company as set forth in the relevant restricted stock unit award agreement for such New RSUs, and any then-unvested portion of your Unvested Option New RSU will be forfeited on your termination date. In the event your service with Grove is terminated without cause, due to your death or disability or you resign for good reason, in each case, within 24 months following a change in control of Grove, your Vested Option New RSUs and Unvested Option New RSUs will become fully vested as of such termination, subject, in the case of a termination without cause or resignation for good reason, to your execution and non-revocation of a waiver and release of claims and subject to the other conditions prescribed by the Company as set forth in the relevant restricted stock unit award agreement for such New RSUs.
•Upon tender and cancellation of your Eligible Options, you will forfeit and have no further rights to the Earnout Shares (as defined below) that were granted in connection with such Eligible Options. An “Earnout Share” is a share of our Class B common stock that, pursuant to the Merger Agreement (as defined below), was issued together with an Eligible Option upon the closing of the Business Combination (as defined below) in exchange for options to purchase shares of common stock of Grove Collaborative Inc. For additional information regarding the Earnout Shares, please see Q&A-4 in the Summary Term Sheet – Questions and Answers below.

The commencement date of the Exchange Offer is September 26, 2022. We are making the Exchange Offer upon the terms and subject to the conditions described in the Offering Memorandum and in the related Election Form distributed with the Offering Memorandum. The Exchange Offer is voluntary with respect to each Eligible Option you hold. You are not required to participate in the Exchange Offer. If you hold more than one option grant that qualifies as an Eligible Option and elect to participate in the Exchange Offer, you will be allowed to tender for
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exchange as few or as many of your Eligible Option grants as you wish. Eligible Options properly tendered in this Exchange Offer and accepted by us for exchange will be cancelled, and your New RSUs will be granted with the New RSU Terms effective promptly following the Expiration Time (such date, the “New RSU Grant Date”).
See the “Risk Factors” section of this Exchange Offer beginning on page 12 for a discussion of risks and uncertainties that you should consider before agreeing to exchange your Eligible Options for New RSUs. You should consider, among other things, these risks and uncertainties before deciding whether to participate in the Exchange Offer.
Shares of our Class A common stock are quoted on the New York Stock Exchange (the “NYSE”) under the symbol “GROV.” On September 23, 2022, the closing price of our Class A common stock as reported on the NYSE was $2.97 per share. We recommend that you obtain current market quotations for our Class A common stock before deciding whether to elect to participate in the Exchange Offer. Under the dual-class structure of our common stock, our Class B Common Stock is entitled to ten votes per share, while our Class A Common Stock is entitled to one vote per share, but is otherwise identical to the Class A Common Stock in all other respects, including economic rights.
You should direct any questions about the Exchange Offer or requests for assistance (including requests for additional or paper copies of the Offering Memorandum, the Election Form, the Notice of Withdrawal or any other documents relating to the Exchange Offer) by email to 2022-tender-offer@grove.co.

IMPORTANT
If you choose to participate in the Exchange Offer, you must properly complete and sign the accompanying Election Form and deliver the properly completed and signed Election Form to us so that we receive it before 6:00 p.m. Pacific Time, on Friday, October 21, 2022 (or such later date as may apply if the Exchange Offer is extended), by the Election Form sent via Google Forms.
You are responsible for making sure that the Election Form is delivered as indicated above. You must allow for sufficient time to complete, sign and deliver your Election Form to ensure that we receive your Election Form before the Expiration Time.
You do not need to return your stock option agreements for your Eligible Options to be cancelled and exchanged in the Exchange Offer. We will provide you with a written confirmation of the cancellation of any such options along with a restricted stock unit award agreement for your New RSUs shortly following the grant of your New RSUs.
Although Grove’s board of directors (the “Board”) has approved the Exchange Offer, consummation of the Exchange Offer is subject to the satisfaction or waiver of the conditions described in Section 6 of the Offering Memorandum (“Conditions of the Exchange Offer”). Neither we nor the Board (or the compensation committee thereof) makes any recommendation as to whether you should participate, or refrain from participating, in the Exchange Offer. You must make your own decision whether to participate. You should consult your personal financial and tax advisors if you have questions about your financial or tax situation as it relates to the Exchange Offer.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in the Exchange Offer. Any representation to the contrary is a criminal offense.
WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU.
WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORMS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY GROVE.

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SUMMARY TERM SHEET - QUESTIONS AND ANSWERS
OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW RSUS
Set forth below are answers to some of the questions that you may have about the Exchange Offer. We encourage you to carefully read the remainder of this Offer to Exchange Eligible Options for New RSUs and the accompanying Election Form. Where appropriate, we have included references to the relevant sections of the Offering Memorandum where you can find a more complete description of the topics in this summary.

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Q1. Why is Grove making the Exchange Offer?
Equity awards are a critical component of our compensation philosophy, the focal point of which is to align the interests of our employees with the Company’s business objectives and increase long-term stockholder value. We believe equity awards help us achieve this objective in several important ways, including by motivating employees’ performance toward the successful execution of our company philosophy and business objectives; by aligning our employees’ interests with the interests of our stockholders; and by encouraging our employees who have received equity awards to continue their employment or service with us.
The price of our common stock has significantly decreased since the Eligible Options were granted. As of September 23, 2022, the closing price of our Class A common stock on the NYSE was $2.97 per share, resulting in approximately 56% of the outstanding stock options held by our employees being “underwater,” meaning the exercise price of each of those options is greater than our current stock price. This means that these underwater stock options may no longer be effective as incentives to motivate or retain employees holding these options.
Our Board believes that the Exchange Offer is in the best interests of our stockholders and Grove, as we believe that new RSUs granted under the Exchange Offer will provide a better incentive and motivation to employees than the underwater options and the related Earnout Shares they currently hold and would surrender, including the related Earnout Shares that will be forfeited upon termination of the Eligible Option. We believe that the receipt of new RSUs will increase the retention of our employees, reduce the costs and disruptions associated with employee resignations and better ensure our performance as a company. In addition, it will provide the opportunity to reduce the “overhang” of outstanding stock options, a substantial portion of which have an exercise price that is significantly greater than our current stock price. Our Board also recognizes our competition’s ability to attract and recruit top talent and views it as critical that Grove be able to retain and motivate key employees in this way. Our Board believes that it has a responsibility to address these issues and to properly incentivize our employees.
See Section 2 of the Offering Memorandum (“Purpose of The Exchange Offer; Additional Considerations”) for more information.
Q2. Who is eligible to participate in the Exchange Offer?
Only Eligible Holders are eligible to participate in the Exchange Offer. You are an “Eligible Holder” if, on the New RSU Grant Date (as defined below), you are employed by or serving as a non-employee director of Grove or its subsidiaries.
See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.
Q3. Which options are subject to the Exchange Offer?
Under the Exchange Offer, Eligible Holders will be able to elect to tender outstanding Eligible Options for exchange.
An “Eligible Option” is an outstanding option that:
•is held by an Eligible Holder;
•has an exercise price equal to or greater than $1.92 per share; and
•was granted under the 2016 Plan.
See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.
Q4. Will the terms and conditions of my New RSUs be the same as my exchanged options?
RSUs are a different type of equity award from options. Therefore, when you are issued New RSUs the terms and conditions of your New RSUs necessarily will be different from your Eligible Options. While your Eligible Options were granted under, and subject to, the terms of the 2016 Plan, your New RSUs will be granted under, and subject to, the terms and conditions of our 2022 Plan and an award agreement between you and Grove thereunder. The form of New RSU agreements under the 2022 Plan is filed as an exhibit to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov.

The vesting of any New RSUs will differ significantly from the corresponding Eligible Options. You will not have any of the rights or privileges of a stockholder of Grove as to the shares of Class A common stock associated with your New RSUs until you are issued the shares. Shares subject to the New RSU will be issued if and when the
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applicable portion of the New RSU Grant vests and, once you have been issued the shares of Class A common stock, you will have all of the rights and privileges of a stockholder with respect to those shares, including the right to vote and to receive dividends, if any.
In addition, upon tender and cancellation of your Eligible Options, you will forfeit and have no further rights to the Earnout Shares that were granted in connection with such Eligible Options. The Earnout Shares were unvested at the closing of the Merger and are scheduled to automatically vest effective (A) with respect to 50% of the Earnout Shares, if the daily volume weighted average price of the shares of Class A common stock is greater than or equal to $12.50 per share for any 20 trading days (which may be consecutive or not consecutive) within any 30-trading-day period that occurs after the closing of the Merger and on or prior to the Earnout Period and (B) with respect to the other 50% of the Earnout Shares, if the daily volume weighted average price of the shares of Class A common stock is greater than or equal to $15.00 per share for any 20 trading days (which may be consecutive or not consecutive) within any 30-trading-day period that occurs after the closing of the Merger and on or prior to expiration of the Earnout Period. In addition, in the event that (x) there is a “Change of Control” (or a definitive agreement providing for a “Change of Control” has been entered into) after the closing of the Merger and prior to the expiration of the Earnout Period or (y) there is a liquidation, dissolution, bankruptcy, reorganization, assignment for the benefit of creditors or similar event with respect to Grove after the closing and on or prior to the expiration of the Earnout Period, the Earnout Shares that have not vested prior to such occurrence will automatically vest. Under the terms of the Merger Agreement, if, at any time prior to the date on which the Earnout Shares vest, any holder of Earnout Shares forfeits all or any portion of such holder’s related Grove options, all unvested Earnout Shares issued to such holder with respect to any such awards shall be automatically forfeited to the Company and distributed to the other holders of Grove securities (including options and RSUs) as of immediately prior to the closing of the Business Combination on a pro rata basis. In addition, the shares subject to the option awards tendered will be recycled into the 2022 Plan in accordance with the terms of the 2022 Plan.
In addition, each New RSU will represent your right to receive a number of shares of our Class A common stock, including New RSUs granted in exchange for Eligible Options to purchase shares of our Class B common stock. Under the dual-class structure of our common stock, our Class B Common Stock is entitled to ten votes per share, while our Class A Common Stock is entitled to one vote per share, but is otherwise identical to the Class A Common Stock in all other respects, including economic rights.
The tax treatment of the New RSUs will differ significantly from the tax treatment of your Eligible Options. Please see Q&A 18 and the remainder of this Offer to Exchange for further details.
Q5. How many New RSUs will I receive for the Eligible Options I exchange?
The number of shares to be granted to you under each New RSU will be determined using an exchange ratio based on the exercise price of and number of shares of Class A common stock or Class B common stock, as applicable, subject to your tendered Eligible Option. The chart below sets forth the applicable exchange ratio for outstanding Eligible Options based on the dollar range of the exercise prices of such Eligible Options.

Eligible Option Exercise Price Range	Exchange Ratio (Surrendered Eligible Options: New RSUs)*
$1.92 to $2.21	1.20 to 1
$2.22 to $5.59	1.45 to 1
$5.60 to $6.49	1.70 to 1
$6.50 and above	1.95 to 1

*	Rounded up to the nearest share
Example: If you tender for exchange an Eligible Option to purchase 195 shares of Class B Common Stock with an exercise price of $6.50 per share, you will receive a New RSU with respect to 100 shares of Class A Common Stock.
To the extent any Eligible Option that you tender for exchange is partially vested as of the Expiration Time, you will receive one Vested Option New RSU in exchange for the vested shares underlying such Eligible Option and one Unvested Option New RSU in exchange for the unvested shares underlying such Eligible Option.
Q6. When will my New RSUs vest?
Each Vested Option New RSU granted in exchange for the vested shares underlying an Eligible Option will vest 50% on the grant date of the New RSU and will vest with respect to the remaining 50% in two equal installments on
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each of February 15, 2023 and May 15, 2023, in each case, subject to your continued employment with Grove through each applicable vesting date.
Each Unvested Option New RSU granted in exchange for the unvested shares underlying an Eligible Option will vest in equal installments on each February 15, May 15, August 15 and November 15 until becoming fully vested in the calendar quarter in which the Eligible Option tendered in exchange for such New RSU would have fully vested had it not been exchanged in this Exchange Offer and subject to your continued employment or service with Grove through each applicable vested date.
As with any unvested equity award under our 2022 Plan, you must remain in continuous service with Grove through each vesting date. Other than in connection with certain qualifying terminations of employment, in the event that your service with Grove terminates for any reason prior to the vesting date of any unvested portion of your New RSU, such unvested portion shall be forfeited on your termination date. In the event your service with Grove is terminated without cause, due to your death or disability or you resign for good reason, your Vested Option New RSU will fully vest, subject, in the case of a termination without cause or resignation for good reason, to your execution and non-revocation of a waiver and release of claims and subject to the other conditions prescribed by the Company as set forth in the relevant restricted stock unit award agreement for such New RSUs, and any then-unvested portion of your Unvested Option New RSU will be forfeited on your termination date. In the event your service with Grove is terminated without cause, due to your death or disability or you resign for good reason, in each case, within 24 months following a change in control of Grove, your Vested Option New RSUs and Unvested Option New RSUs will become fully vested as of such termination, subject, in the case of a termination without cause or resignation for good reason, to your execution and non-revocation of a waiver and release of claims and subject to the other conditions prescribed by the Company as set forth in the relevant restricted stock unit award agreement for such New RSUs.
Q7. Do I need to exercise my New RSUs in order to receive shares?
RSUs do not need to be exercised in order to receive shares of Class A common stock. If your New RSUs vest in accordance with the vesting schedule set forth in the applicable award agreement, you automatically will receive the shares of Class A common stock subject to the New RSUs promptly thereafter in accordance with the terms and conditions of our 2022 Plan and the award agreement (less any shares of Class A common stock sold or withheld to satisfy any applicable tax withholding). New RSUs that do not vest will be forfeited and you will receive no payment for them.
Q8. If I participate in the Exchange Offer, when will my New RSUs be granted?
Unless we amend or terminate the Exchange Offer in accordance with its terms, we will grant you New RSUs in exchange for Eligible Options with respect to which you properly made a valid election (and did not validly revoke that election), effective as of the New RSU Grant Date, which is currently expected to be on or promptly following October 21, 2022. The New RSUs will reflect the New RSU Terms.
See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.
Q9. What happens to my New RSUs if I terminate my employment or service with Grove?
Vesting of your New RSUs will cease upon termination of your service with Grove. Your unvested New RSUs will be forfeited.
Nothing in the Exchange Offer should be construed to confer upon you the right to remain employed by or in service with Grove. The terms of your employment or service with Grove remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed by Grove until the expiration of the Exchange Offer, the New RSU Grant Date or thereafter during the vesting period of the New RSUs. In addition, we cannot provide any assurance that your employment or service with Grove will continue past the vesting date of any New RSU issued in exchange for an Eligible Option that would have been vested and exercisable as of your termination date had the Eligible Option not been exchanged for a New RSU.
See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) and Section 5 of the Offering Memorandum (“Acceptance of Eligible Options for Exchange; Grant of New RSUs”) for more information.
Q10. What happens to the Earnout Shares that I received in relation to any tendered Eligible Options?
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Upon tender and cancellation of your Eligible Options, you will forfeit and have no further rights to the Earnout Shares that were granted in connection with such Eligible Options. The Earnout Shares were unvested at the closing of the Merger and are scheduled to automatically vest effective (A) with respect to 50% of the Earnout Shares, if the daily volume weighted average price of the shares of Class A common stock is greater than or equal to $12.50 per share for any 20 trading days (which may be consecutive or not consecutive) within any 30-trading-day period that occurs after the closing of the Merger and on or prior to the Earnout Period and (B) with respect to the other 50% of the Earnout Shares, if the daily volume weighted average price of the shares of Class A common stock is greater than or equal to $15.00 per share for any 20 trading days (which may be consecutive or not consecutive) within any 30-trading-day period that occurs after the closing of the Merger and on or prior to expiration of the Earnout Period. In addition, in the event that (x) there is a “Change of Control” (or a definitive agreement providing for a “Change of Control” has been entered into) after the closing of the Merger and prior to the expiration of the Earnout Period or (y) there is a liquidation, dissolution, bankruptcy, reorganization, assignment for the benefit of creditors or similar event with respect to Grove after the closing and on or prior to the expiration of the Earnout Period, the Earnout Shares that have not vested prior to such occurrence will automatically vest.
Under the terms of the Merger Agreement, if, at any time prior to the date on which the Earnout Shares vest, any holder of Earnout Shares forfeits all or any portion of such holder’s related Grove options, all unvested Earnout Shares issued to such holder with respect to any such awards shall be automatically forfeited to the Company and distributed to the other holders of Grove securities (including options and RSUs) as of immediately prior to the closing of the Business Combination on a pro rata basis. In addition, the shares subject to the option awards tendered will be recycled into the 2022 Plan in accordance with the terms of the 2022 Plan.
The number of Earnout Shares you currently hold is approximately 9% of the number of Eligible Options. For an exact amount, please contact 2022-tender-offer@grove.co.
Q11. Must I participate in the Exchange Offer?
No. Participation in the Exchange Offer is voluntary and no response to the Exchange Offer is required. However, if (1) any of your Eligible Options are currently treated as incentive stock options (“ISOs”), (2) we extend the Exchange Offer beyond the original Expiration Time of Friday, October 21, 2022, and it remains outstanding for more than 29 days, and (3) you do not reject this Exchange Offer within the first 29 days in which it is outstanding (that is, by Friday, October 21, 2022), then your Eligible Options may cease to be treated as ISOs as of October 21, 2022. If the fair market value of our Class A common stock or Class B common stock, as applicable, as of the Expiration Time is less than the exercise price currently in effect for your Eligible Options, the Board can take action to “retest” your Eligible Options to determine if they can again be treated as ISOs. However, even if they can again be treated as ISOs, your holding period under your Eligible Options (as further described below in the section called “Taxation of Incentive Stock Options”) will start over on the Expiration Time. Therefore, if we extend the Exchange Offer beyond the original Expiration Time on Friday, October 21, 2022 and it remains outstanding for more than 29 days, and you wish to avoid the possible impact on your ISO status, you must reject this Exchange Offer by completing and submitting the Election Form on or prior to 6:00 p.m. Pacific Time on Friday, October 21, 2022.
If you hold more than one option grant under our 2016 Plan that qualifies as an Eligible Option and would like to participate in the Exchange Offer, you will be allowed to elect to tender for exchange as few or as many of your Eligible Option grants as you wish. If you choose not to participate in the Exchange Offer, then your Eligible Options will remain outstanding and subject to their current terms and the limitations noted above.
Q12. How should I decide whether or not to participate in the Exchange Offer?
We are providing substantial information to assist you in making your own informed decision. Please read all the information contained in the various sections of the Offering Memorandum below, including the information in Section 2 (“Purpose of The Exchange Offer; Additional Considerations”), Section 7 (“Price Range of Our Class A Common Stock”), Section 8 (“Information Concerning Grove; Financial Information”), Section 9 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”), Section 12 (“Material United States Tax Consequences”) and Section 15 (“Additional Information”) of the Offering Memorandum. You should seek further advice from your legal counsel, accountant and financial advisor. Participation in the Exchange Offer is entirely your decision and should be made based on your personal circumstances. No one from Grove is, or will be, authorized to provide you with legal, tax, financial or other advice or recommendations regarding whether you should participate in the Exchange Offer.
In addition to reviewing the materials provided, please note the following:
•You should carefully consider the potential tax consequences of your exchange of Eligible Options for New RSUs.
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•New RSUs granted in the Exchange Offer will be subject to new, longer vesting schedules, even if the Eligible Options you exchange are fully vested at the time of the exchange.
•New RSUs will be with respect to Class A common stock, which will have lower voting rights as compared to the Class B common stock subject to certain Eligible Options.
•You will forfeit any Earnout Shares associated with the Eligible Options and such Earnout Shares will be distributed to the other holders of Grove securities (including options and RSUs) as of immediately prior to the closing of the Business Combination on a pro rata basis. In addition, the shares subject to the option awards tendered will be recycled into the 2022 Plan in accordance with the terms of the 2022 Plan.
Please also review the “Risk Factors” that appear on page 12.
Q13. How do I find out how many Eligible Options I have and what their exercise prices are?
The Election Form distributed along with the Exchange Offer includes a list of your Eligible Options as of September 26, 2022. At any time during the Exchange Offer, you may review your grants in Fidelity NetBenefits or contact us via email at 2022-tender-offer@grove.co to confirm the number of option grants that you have and the grant dates, remaining term, exercise prices, vesting schedule and other information regarding such option grants. The number of Earnout Shares you currently hold is approximately 9% of the number of Eligible Options. For an exact amount, please contact 2022-tender-offer@grove.co.
Q14. Can I tender for exchange stock options that I have already fully exercised?
No. The Exchange Offer applies only to outstanding Eligible Options. An option that has been fully exercised is no longer outstanding and is therefore not an Eligible Option.
Q15. Can I tender for exchange the remaining unexercised portion of an Eligible Option that I have already partially exercised?
Yes. If you exercised an Eligible Option in part before the Expiration Time, you may tender for exchange the remaining unexercised portion of such Eligible Option, but only if you tender 100% of such unexercised portion; partial exchanges of unexercised Eligible Options will not be permitted.
See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.
Q16. Can I tender for exchange a portion of an Eligible Option?
Yes, but only if you have previously exercised the portion of such Eligible Option that is not being exchanged. The partial exchange of the unexercised portion of an Eligible Option will not be permitted. If you elect to tender an Eligible Option for exchange, you must tender all of that Eligible Option to the extent it has not been exercised. You may elect to tender as few or as many of your Eligible Option grants as you wish.
See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.
Q17. What if I am on an authorized leave of absence during the Exchange Offer?
Any Eligible Holder who is on an authorized leave of absence will be eligible to participate in the Exchange Offer.
See Section 1 of the Offering Memorandum (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.
Q18. What happens if my employment or service with Grove terminates before the Expiration Time?
If you have tendered Eligible Options under the Exchange Offer and your employment or service with Grove terminates for any reason prior to the New RSU Grant Date, you will no longer be eligible to participate in the Exchange Offer. Accordingly, we will not accept your Eligible Options for exchange, and you will not be eligible to receive New RSUs. In such a case, you may be able to exercise the vested portion of your existing Eligible Options for a limited time after your termination date, subject to and in accordance with their original terms.
Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee or other service provider of Grove. The terms of your employment or service with Grove remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our service until the Expiration Time, the New RSU Grant Date or thereafter. In addition, we cannot provide any assurance that your employment or service with Grove will continue past the vesting date of any
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New RSU granted in exchange for an Eligible Option that would have been vested and exercisable as of your termination date had the Eligible Option not been exchanged for a New RSU.
See Section 1 (“Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) and Section 5 (“Acceptance of Eligible Options for Exchange; Grant of New RSUs”) of the Offering Memorandum for more information.
Q19. Will I owe taxes if I participate in the Exchange Offer?
We do not expect either the acceptance of your Eligible Options for exchange or the grant of any New RSUs to be a taxable event for U.S. federal income tax purposes.
You should consult with your tax advisor to determine the personal tax consequences of participating in the Exchange Offer. If you are an Eligible Holder who is subject to the tax laws of a country other than the United States or of more than one country, you should be aware that there may be additional or different tax consequences that may apply to you. We advise all Eligible Holders who may consider tendering their Eligible Options for exchange to consult with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in the Exchange Offer.
See Section 12 of the Offering Memorandum (“Material United States Tax Consequences”) for more information regarding the tax aspects of the Exchange Offer.
Q20. Will I owe taxes if I do not participate in the Exchange Offer?
In general, your rejection of the Exchange Offer will not be a taxable event for U.S. federal income tax purposes.
See Section 12 of the Offering Memorandum (“Material United States Tax Consequences”) for more information.
Q21. What will happen to my Eligible Options if I participate in the Exchange Offer?
We will cancel all Eligible Options tendered by you and accepted by Grove for exchange in the Exchange Offer. As noted in Q&A 10, any Earnout Shares associated with your Eligible Options that are tendered by and accepted for exchange in the Exchange Officer will be forfeited by you and distributed to the other holders of Grove securities (including options and RSUs) as of immediately prior to the closing of the Business Combination on a pro rata basis. In addition, the shares subject to the option awards tendered will be recycled into the 2022 Plan in accordance with the terms of the 2022 Plan.
Q22. What happens to Eligible Options that I choose not to tender or that are not accepted for exchange in the Exchange Offer?
Generally, there will be no impact to Eligible Options that you choose not to tender for exchange prior to the original Expiration Time.
We will not accept for exchange any options that are tendered that do not qualify as Eligible Options. If you tender an option that is not accepted for exchange, we will send you a separate email following the Expiration Time notifying you that your tendered option was not accepted for exchange.
Q23. How long do I have to decide whether to participate in the Exchange Offer?
The Exchange Offer expires at 6:00 p.m., Pacific Time, on Friday, October 21, 2022 (or such later date as may apply if the Exchange Offer is extended). We will not make any exceptions to this deadline. However, although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the Exchange Offer at any time. If we extend the Exchange Offer, we will publicly announce the extension and the new expiration date no later than 6:00 a.m., Pacific Time, on the next business day after the last previously scheduled or announced expiration date.
See Section 13 of the Offering Memorandum (“Extension of Exchange Offer; Termination; Amendment”) for more information.
Q24. How do I tender my Eligible Options for exchange?
If you are an Eligible Holder, you may tender your Eligible Options for exchange at any time before the Exchange Offer expires at 6:00 p.m., Pacific Time, on Friday, October 21, 2022 (or such later date as may apply if the Exchange Offer is extended).
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To validly tender your Eligible Options, you must deliver a properly completed and signed Election Form, and any other documents required by the Election Form via Google Forms.
You do not need to return your stock option agreements relating to any tendered Eligible Options as they will be automatically cancelled effective as of the New RSU Grant Date if we accept your Eligible Options for exchange. We will separately provide to you the grant documents relating to your New RSUs for your acceptance through Fidelity NetBenefits following the New RSU Grant Date.
Your Eligible Options will not be considered tendered until we receive your properly completed and signed Election Form. We must receive your properly completed and signed Election Form before 6:00 p.m., Pacific Time, on Friday, October 21, 2022 (or such later date as may apply if the Exchange Offer is extended). If you miss this deadline, you will not be permitted to participate in the Exchange Offer.
We will accept delivery of the signed Election Form only via Google Forms. You are responsible for making sure that the Election Form is submitted via Google Forms. You must allow for sufficient time to complete and deliver your Election Form to ensure that we receive your Election Form before the Expiration Time.
We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend the Exchange Offer, we expect to accept all properly tendered Eligible Options on Friday, October 21, 2022 following the Expiration Time.
See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.
Q25. Can I withdraw previously tendered Eligible Options?
Yes. You may withdraw your tendered Eligible Options at any time before the Exchange Offer expires at 6:00 p.m., Pacific Time, on Friday, October 21, 2022 (or such later date as may apply if the Exchange Offer is extended).
To withdraw tendered Eligible Options, you must deliver to us a properly completed and signed Notice of Withdrawal of Election Form (a “Notice of Withdrawal”) with the required information prior to the Expiration Time. The Notice of Withdrawal must be delivered by email (by PDF or similar imaged document file) to 2022-tender-offer@grove.co.
If you miss the deadline to withdraw but remain an Eligible Holder, any previously tendered Eligible Options will be exchanged pursuant to the Exchange Offer. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Notice of Withdrawal that we receive before the Expiration Time.
You are responsible for making sure that you properly submit a Notice of Withdrawal for any tendered Eligible Option that you wish to subsequently withdraw. You must allow sufficient time to complete, sign and deliver your Notice of Withdrawal to ensure that we receive it before the Expiration Time.
Once you have withdrawn Eligible Options, you may re-tender such Eligible Options by submitting a new Election Form and following the procedures for validly tendering Eligible Options in the Exchange Offer described in Question 24 above.
See Section 4 of the Offering Memorandum (“Withdrawal Rights”) for more information.
Q26. How will I know whether you have received my Election Form or my Notice of Withdrawal?
We will send you an email or other form of communication, as appropriate, to confirm receipt of your Election Form or Notice of Withdrawal, as applicable, shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form or Notice of Withdrawal, as applicable, prior to the Expiration Time.
See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.
Q27. What will happen if I do not return my Election Form by the deadline?
If we do not receive an Election Form from you by the Expiration Time, then all of your Eligible Options will remain outstanding at their original exercise price and subject to their original terms and you will also retain the associated Earnout Shares. If you prefer not to tender any of your Eligible Options for exchange in the Exchange Offer, you do not need to do anything. However, if we extend the Exchange Offer beyond the original Expiration Time on Friday, October 21, 2022 and it remains outstanding for more than 29 days, and you wish to avoid the
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possible impact on the ISO status of any of your Eligible Options, you must reject this Exchange Offer by completing and submitting the Election Form on or prior to 6:00 p.m., Pacific Time, on Friday, October 21, 2022.
See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.
Q28. What if I have any questions regarding the Exchange Offer?
You should direct questions about the Exchange Offer (including requests for additional or paper copies of the Exchange Offer and other Exchange Offer documents which we will promptly furnish to you at our expense) by email to 2022-tender-offer@grove.co.
RISK FACTORS
Participation in the Exchange Offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your Eligible Options in the manner described in the Exchange Offer. You should carefully review the risk factors set forth below and those contained in our Registration Statement on Form S-1 , filed with the Securities and Exchange Commission (the “SEC”) on July 18, 2022 and as amended on August 25, 2022 and our Annual Report on Form 10-K for the year ended December 31, 2021 and in our subsequent Quarterly Reports on Form 10-Q, filed with the SEC, as well as the other information provided in the Exchange Offer and the other materials that we have filed with the SEC, before making a decision as to whether or not to tender your Eligible Options. See Section 15 of the Offering Memorandum (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.
Risks Related to the Exchange Offer
Holders of Class A Common Stock are entitled to reduced voting rights in comparison to the holders of Class B Common Stock.
Certain Eligible Options represent the right to purchase shares of our Class B common stock, while the New RSUs will represent the right to receive shares of our Class A common stock. Under the dual-class structure of our common stock, our Class B Common Stock is entitled to ten votes per share, while our Class A Common Stock is entitled to one vote per share, but is otherwise identical to the Class A Common Stock in all other respects, including economic rights.
Holders of Eligible Options also hold related Earnout Shares that will be forfeited upon tender and acceptance of the related Eligible Options.
Upon tender and cancellation of your Eligible Options, you will forfeit and have no further rights to the Earnout Shares that were granted in connection with such Eligible Options. The Earnout Shares were unvested at the closing of the Merger and are scheduled to automatically vest effective (A) with respect to 50% of the Earnout Shares, if the daily volume weighted average price of the shares of Class A common stock is greater than or equal to $12.50 per share for any 20 trading days (which may be consecutive or not consecutive) within any 30-trading-day period that occurs after the closing of the Merger and on or prior to the Earnout Period and (B) with respect to the other 50% of the Earnout Shares, if the daily volume weighted average price of the shares of Class A common stock is greater than or equal to $15.00 per share for any 20 trading days (which may be consecutive or not consecutive) within any 30-trading-day period that occurs after the closing of the Merger and on or prior to expiration of the Earnout Period. In addition, in the event that (x) there is a “Change of Control” (or a definitive agreement providing for a “Change of Control” has been entered into) after the closing of the Merger and prior to the expiration of the Earnout Period or (y) there is a liquidation, dissolution, bankruptcy, reorganization, assignment for the benefit of creditors or similar event with respect to Grove after the closing and on or prior to the expiration of the Earnout Period, the Earnout Shares that have not vested prior to such occurrence will automatically vest.
Under the terms of the Merger Agreement, if, at any time prior to the date on which the Earnout Shares vest, any holder of Earnout Shares forfeits all or any portion of such holder’s related Grove options, all unvested Earnout Shares issued to such holder with respect to any such awards shall be automatically forfeited to the Company and distributed to the other holders of Grove securities (including options and RSUs) as of immediately prior to the closing of the Business Combination on a pro rata basis.
If your service with Grove terminates before your New RSUs vest, you will not be able to receive value for your unvested New RSUs, but you may have been able to receive value for the Eligible Options you exchanged for the New RSUs.
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The New RSUs will be subject to a new vesting schedule that differs from the vesting schedules of the Eligible Options that you exchange. Accordingly, if your service with Grove terminates after you exchange your Eligible Options for New RSUs, you may not be able to realize as much value from your New RSUs as you could have realized from the Eligible Options you exchanged. For example, if you do not exchange your vested Eligible Options for New RSUs, and your service with Grove terminates, if our stock price increases above the exercise price per share of your vested Eligible Options, you would still be able to exercise and sell the underlying shares of Class A common stock or Class B common stock, as applicable, for these vested Eligible Options at a gain. However, if you exchange your vested Eligible Options for New RSUs, and your service with Grove terminates after you receive New RSUs but before such New RSUs have vested and can be exercised, you will receive no value from the unvested portion of the New RSUs if our stock price increases.
The U.S. tax effects of RSUs differ significantly from the U.S. tax treatment of your Eligible Options.
You generally will have taxable ordinary income when the shares of Class A common stock underlying your New RSUs are issued to you upon the vesting of the New RSUs. If you are an employee of Grove or its subsidiaries, then Grove (or its applicable subsidiary) also typically will have a tax withholding obligation at such time. Grove will satisfy all tax withholding obligations in the manner specified in your RSU award agreement. You also will recognize a capital gain or loss when you later sell such shares to the extent the sale proceeds are more or less than the value of the shares at the time the New RSUs became vested. Note that the tax treatment of RSUs differs significantly from the tax treatment of your Eligible Options and as a result of your participation in the Exchange Offer, your tax liability could be higher than if you had kept your Eligible Options. For more detailed information regarding the tax treatment of stock options and RSUs, see Section 12 of the Offering Memorandum (“Material United States Tax Consequences”).

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OFFERING MEMORANDUM
OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW RSUS

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OFFERING MEMORANDUM
OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW RSUS
Section 1. Eligible Holders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer.
GROVE COLLABORATIVE HOLDINGS, INC. (“Grove,” “we,” “us” or “our”) is offering eligible employees and non-employee directors the opportunity to exchange, in accordance with the terms of our 2016 Equity Incentive Plan (the “2016 Plan”), certain outstanding stock options for replacement restricted stock units with modified terms. As described in this Section 1 of this Offering Memorandum-Offer to Exchange Eligible Options for New RSUs (this “Offering Memorandum”), Eligible Options that are validly tendered prior to the Expiration Time will be exchanged for New RSUs in exchange for an Eligible Holder’s agreement to a revised vesting schedule and the tax treatment of the New RSUs. Each capitalized term that is used in this paragraph without being defined has the meaning set forth below.
We are making the offer on the terms and subject to the conditions described in this Offering Memorandum, as they may be amended from time to time, and these terms and conditions constitute the “Exchange Offer.” The Exchange Offer is not conditioned on the acceptance of the Exchange Offer by a minimum number of optionholders or the tender of elections to exchange options covering a minimum number of shares.
Eligible Holders
All individuals who hold Eligible Options and who, as of the date the Exchange Offer commences and as of the New RSU Grant Date (as defined below), are current employees of or serving as non-employee directors of Grove or its subsidiaries, may participate in the Exchange Offer (the “Eligible Holders”). To be an Eligible Holder, you must continue to be employed by or serve as a non-employee director of Grove or its subsidiaries on the New RSU Grant Date.
You will not be eligible to tender Eligible Options for exchange in the Exchange Offer if you cease to be an Eligible Holder for any reason prior to or as of the New RSU Grant Date, including due to your voluntary resignation, retirement, involuntary termination, layoff, death or disability. An individual who is on an authorized leave of absence and is otherwise an Eligible Holder on the New RSU Grant Date will be eligible to tender Eligible Options in the Exchange Offer. A leave of absence is considered “authorized” if it was approved in accordance with Grove’s policies.
Your employment with Grove will remain at will, regardless of your participation in the Exchange Offer, and can be terminated by you or Grove at any time. Nothing in the Exchange Offer should be construed to confer upon you the right to remain employed by or otherwise in a service relationship with Grove. The terms of your employment with Grove remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed by or in a service relationship with Grove until the New RSU Grant Date or any vesting date of your New RSUs in the future.
Eligible Options
An “Eligible Option” is an outstanding option that:
•is held by an Eligible Holder;
•has an exercise price equal to or greater than $1.92 per share; and
•was granted under our 2016 Plan.
The Proposed Exchange
If you choose to participate in the Exchange Offer and tender Eligible Options for exchange, and if we accept your tendered Eligible Options, then we will grant you an award of restricted stock units (“RSUs”, and each such award, a “New RSU”) with the following terms (collectively, the “New RSU Terms”):
•Each New RSU will represent your right to receive a number of shares of our Class A common stock that is calculated using an exchange ratio based on the exercise price of and number of shares of Class A common stock or Class B common stock, as applicable, subject to your tendered Eligible Option. The chart below sets forth the applicable exchange ratios for outstanding Eligible Options based on the dollar range of the exercise prices of such Eligible Options.

◦Under the dual-class structure of our common stock, our Class B Common Stock is entitled to ten votes per share, while our Class A Common Stock is entitled to one vote per share, but is otherwise identical to the Class A Common Stock in all other respects, including economic rights.

Eligible Option Exercise Price Range	Exchange Ratio (Surrendered Eligible Options: New RSUs)*
$1.92 to $2.21	1.20 to 1
$2.22 to $5.59	1.45 to 1
$5.60 to $6.49	1.70 to 1
$6.50 and above	1.95 to 1

*	Rounded up to the nearest share

Example: If you tender for exchange an Eligible Option to purchase 195 shares of Class B Common Stock with an exercise price of $6.50 per share, you will receive a New RSU with respect to 100 shares of Class A Common Stock.

•Your New RSU will be granted under our 2022 Equity and Incentive Plan (the “2022 Plan”).
•To the extent any Eligible Option that you tender for exchange is partially vested as of the Expiration Time, you will receive one New RSU in exchange for the vested shares underlying such Eligible Option (a “Vested Option New RSU”) and one New RSU in exchange for the unvested shares underlying such Eligible Option (an “Unvested Option New RSU”).
•New RSUs will not be fully vested on the grant date of the New RSUs. The vesting terms of your New RSUs will be as follows:
◦Each Vested Option New RSU granted in exchange for the vested shares underlying an Eligible Option will vest 50% on the grant date of the New RSU and will vest with respect to the remaining 50% in two equal installments on each of February 15, 2023 and May 15, 2023, in each case, subject to your continued employment or service with Grove through each applicable vesting date.
◦Each Unvested Option New RSU granted in exchange for the unvested shares underlying an Eligible Option will vest in equal installments on each February 15, May 15, August 15 and November 15 until becoming fully vested in the calendar quarter in which the Eligible Option tendered in exchange for such New RSU would have fully vested had it not been exchanged in this Exchange Offer and subject to your continued employment or service with Grove through each applicable vesting date.
◦As with any unvested equity award under our 2022 Plan, you must remain in continuous service with Grove through each vesting date. Other than in connection with certain qualifying terminations of employment, in the event that your service with Grove terminates for any reason prior to the vesting date of any unvested portion of your New RSU, such unvested portion will be forfeited on your termination date. In the event your service with Grove is terminated without cause, due to your death or disability or you resign for good reason, your Vested Option New RSU will fully vest, subject, in the case of a termination without cause or resignation for good reason, to your execution and non-revocation of a waiver and release of claims and subject to the other conditions prescribed by the Company as set forth in the relevant restricted stock unit award agreement for such New RSUs, and any then-unvested portion of your Unvested Option New RSU will be forfeited on your termination date. In the event your service with Grove is terminated without cause, due to your death or disability or you resign for good reason, in each case, within 24 months following a change in control of Grove, your Vested Option New RSUs and Unvested Option New RSUs will become fully vested as of such termination, subject, in the case of a termination without cause or resignation for good reason, to your execution and non-revocation of a waiver and release of claims and subject to the other conditions prescribed by the Company as set forth in the relevant restricted stock unit award agreement for such New RSUs.
•Upon tender and cancellation of your Eligible Options, you will forfeit and have no further rights to the Earnout Shares (as defined below) that were granted in connection with such Eligible Options. An “Earnout Share” is a share of our Class B common stock that, pursuant to the Merger Agreement (as defined below), was issued together with an Eligible Option upon the closing of the Business Combination (as defined below) in exchange for options to purchase shares of common stock of Grove Collaborative Inc.
◦The Earnout Shares were unvested at the closing of the Merger and are scheduled to automatically vest effective (A) with respect to 50% of the Earnout Shares, if the daily volume weighted average price of the shares of Class A common stock is greater than or equal to $12.50 per share for any 20 trading days (which may be consecutive or not consecutive) within any 30-trading-day period that occurs after the closing of the Merger and on or prior to the ten year anniversary of the closing of the Merger (the “Earnout Period”) and (B) with respect to the other 50% of the Earnout Shares, if the daily volume weighted average price of the shares of Class A common stock is greater than or equal to $15.00 per share for any 20 trading days (which may be consecutive or not consecutive) within any 30-trading-day period that occurs after the closing of the Merger and on or prior to expiration of the Earnout Period. In addition, in the event that (x) there is a “Change of Control” (or a definitive agreement providing for a “Change of Control” has been entered into) after the closing of the Merger and prior to the expiration of the Earnout Period or (y) there is a liquidation, dissolution, bankruptcy, reorganization, assignment for the benefit of creditors or similar event with respect to Grove after the closing and on or prior to the expiration of the Earnout Period, the Earnout Shares that have not vested prior to such occurrence will automatically vest.
◦Under the terms of the Merger Agreement, if, at any time prior to the date on which the Earnout Shares vest, any holder of Earnout Shares forfeits all or any portion of such holder’s related Grove options, all unvested Earnout Shares issued to such holder with respect to any such awards shall be automatically forfeited to the Company and distributed to the other holders of Grove securities (including options and RSUs) as of immediately prior to the closing of the Business Combination on a pro rata basis. In addition, the shares subject to the option awards tendered will be recycled into the 2022 Plan in accordance with the terms of the 2022 Plan.

You are not required to participate in the Exchange Offer. If you hold more than one option grant that qualifies as an Eligible Option and elect to participate in the Exchange Offer, you will be allowed to tender for exchange as few or as many of your Eligible Option grants as you wish. Eligible Options properly tendered in this Exchange Offer and accepted by Grove for exchange will be cancelled and your New RSUs will be granted with the New RSU Terms effective on a date on or promptly following the Expiration Time (such date, the “New RSU Grant Date”).
Expiration and Extension of the Exchange Offer
The Exchange Offer is scheduled to expire at 6:00 p.m., Pacific Time, on Friday, October 21, 2022, unless we, in our sole discretion, extend the expiration date of the Exchange Offer (such time and date referred to herein as the “Expiration Time”). See Section 13 (“Extension of Exchange Offer; Termination; Amendment”) for a description of our rights to extend, terminate and amend the Exchange Offer.
If you do not elect to tender your Eligible Options before the Expiration Time, such Eligible Options will remain subject to their current terms, including the current exercise prices and vesting schedules, and you will continue to hold the related Earnout Shares.
Section 2. Purpose of the Exchange Offer; Additional Considerations.
Equity awards are a critical component of our compensation philosophy, the focal point of which is to align the interests of our employees with the Company’s business objectives and increase long-term stockholder value. Our board of directors (our “Board”) believes that the Exchange Offer is in the best interests of our stockholders and the Company, as we believe that New RSUs granted under the Exchange Offer will provide a better incentive and motivation to employees to successfully execute our company philosophy and business objectives than the underwater options they currently hold and would surrender. We believe that the receipt of New RSUs will increase the retention of our employees, reduce the costs and disruptions associated with employee resignations and better ensure our performance as a company. In addition, it will provide the opportunity to reduce the “overhang” of outstanding stock options, many of which are well out of the money.
We evaluated several alternatives to the Exchange Offer in order to remain competitive within our industry and with our employees, including granting additional stock options or exchanging underwater options for stock options with lower exercise prices. While equity awards and cash compensation are part of our overall compensation packages, we believe that relying exclusively on such forms of compensation is not an ideal use of our resources. For example, granting additional stock options would cause further dilution to our current stockholders, and increasing cash compensation would reduce the cash resources we can devote to product development and marketing. Accordingly, we determined that the Exchange Offer was the most attractive alternative for stockholders.
The price of our common stock has significantly decreased since the Eligible Options were granted. As of September 23, 2022, approximately 56% of the outstanding stock options held by our employees are “underwater,” meaning the exercise price of those options is greater than our current stock price. This means that a substantial portion of these stock options may have little or no perceived value to our employees who hold them and therefore may no longer be effective as incentives to motivate or retain these individuals.
We designed the Exchange Offer to restore equity value, increase retention and motivation in a competitive labor market, provide non-cash compensation incentives and better align our employee and stockholder interests for long-term growth. We believe that underwater stock option awards are of limited benefit in motivating and retaining our employees. Through the Exchange Offer, we believe that we will be able to enhance long-term stockholder value by increasing our ability to retain experienced employees and by better aligning the interests of these individuals with the interests of our stockholders. Because many of our employees’ stock options are underwater (and for a large number of employees, significantly so), we may face a considerable challenge in retaining these employees, and there is a possibility that our competitors may be able to offer equity incentives or other forms of compensation that are more attractive and that, in some cases, could make the terms of employment at a new employer more attractive than what we offer to our existing employees. The Exchange Offer is designed to address these concerns as well as improve morale among our employees generally and reinvigorate a culture where equity compensation is a key component of our overall compensation package.
In deciding whether to tender one or more Eligible Options pursuant to the Exchange Offer, you should know that we continually evaluate and explore strategic opportunities as they arise. At any given time, we may be engaged in discussions or negotiations with respect to one or more corporate transactions of the type described below. We also grant equity awards in the ordinary course of business to our directors and our current and new employees, including our executive officers. Our directors and employees, including our executive officers, from time to time may acquire or dispose of our securities. We may from time to time repurchase our own outstanding securities after we have announced any decision by the Board to authorize us to do so, in accordance with applicable securities laws. In addition, we may pursue opportunities to raise additional capital through the issuance of equity or convertible debt securities. If this occurs, the percentage ownership of our stockholders could be significantly diluted, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders. We cannot assure you that additional financing will be available on terms favorable to Grove, or at all.
Subject to the foregoing and except as otherwise disclosed in the Exchange Offer or in our filings with the Securities and Exchange Commission (the “SEC”), we currently have no plans, proposals or negotiations that relate to or would result in:
•any extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving Grove;
•any purchase, sale or transfer of a material amount of our assets;
•any material change in our present dividend policy or our indebtedness or capitalization;
•any material change in our Board or executive management team, excluding any plans to fill any existing vacancies on the Board or executive management team;
•any other material change in our corporate structure or business;
•our Class A common stock not being traded on a national securities exchange;
•our Class A common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
•the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;
•the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course of business or pursuant to existing options or other rights; or
•any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THE EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.
Section 3. Procedures for Tendering Eligible Options.
If you wish to tender your Eligible Options for exchange, you must properly complete and sign the accompanying Election Form and deliver the properly completed and signed document to us so that we receive it before the Expiration Time via Google Forms.
Except as described in the following sentence, the Election Form must be signed by the Eligible Holder who holds the Eligible Options to be tendered using the same name for such Eligible Holder as appears on the applicable stock option agreement. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form.
Your Eligible Options will not be considered tendered until we receive the properly completed and signed Election Form. We must receive your properly completed and signed Election Form before the Expiration Time. If you miss this deadline or submit an Election Form that is not properly completed as of the deadline, you will not be permitted to participate in the Exchange Offer.
We will accept delivery of the signed Election Form only via Google Forms. You are responsible for making sure that the Election Form is delivered via Google Forms. You must allow for sufficient time to complete and deliver your Election Form to ensure that we receive your Election Form before the Expiration Time.
You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled in exchange for New RSUs if we accept your Eligible Options for exchange.
Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects.
To validly tender your Eligible Options pursuant to the Exchange Offer, you must remain an Eligible Holder through the New RSU Grant Date and your employment or service with us must not have terminated for any other reason, including due to your voluntary resignation, retirement, involuntary termination, layoff, death or disability, prior to or as of the New RSU Grant Date.
If you hold multiple option grants that each qualify as an Eligible Option and elect to participate in the Exchange Offer, you will be able to elect to tender as few or as many of your Eligible Option grants as you wish.
We will determine all questions as to form of documents and the validity, eligibility, time of receipt and acceptance of any tender of Eligible Options. Neither Grove nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Holder or waived by Grove. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties.
The Exchange Offer is a one-time offer, and we will strictly enforce the offer period, subject only to any extension of the Expiration Time that we may grant in our sole discretion. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any tender with respect to any particular Eligible Option or any particular Eligible Holder.
Our Acceptance Constitutes an Agreement.
Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 (“Withdrawal Rights”) and our acceptance of your tendered Eligible Options in accordance with Section 5 (“Acceptance of Eligible Options for Exchange; Grant of New RSUs”). Our acceptance for exchange of Eligible Options that you tender pursuant to the Exchange Offer will constitute a binding agreement between Grove and you upon the terms and subject to the conditions of the Exchange Offer.
Subject to our rights to terminate and amend the Exchange Offer in accordance with Section 6 (“Conditions of the Exchange Offer”), and as described in Section 1 of this Offering Memorandum, on the New RSU Grant Date, we expect to accept for exchange all properly tendered Eligible Options that have not been validly withdrawn by the Expiration Time, and we expect to cancel the Eligible Options that we accept in exchange for the grant of New RSUs with the New RSU Terms. We expect the New RSU Grant Date to occur on or promptly following the Expiration Time. If the Expiration Time is extended, then the New RSU Grant Date will be similarly extended.
Section 4. Withdrawal Rights.
If you elect to accept the Exchange Offer with respect to some or all of your Eligible Options and later change your mind, you may withdraw any tendered Eligible Options by following the procedure described in this Section 4.
We will permit any Eligible Options tendered in the Exchange Offer to be withdrawn at any time during the period the Exchange Offer remains open. Please note that, upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn by the Expiration Time.
To validly withdraw tendered Eligible Options, you must deliver to us (using the same delivery method described in Section 3) a properly completed and signed Notice of Withdrawal of Election Form (“Notice of Withdrawal”) during a period in which you have the right to withdraw the tendered Eligible Options. Your tendered Eligible Options will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline for withdrawal but remain an Eligible Holder, we will exchange any previously tendered Eligible Options pursuant to the Exchange Offer and your previously submitted Election Form.
You are responsible for making sure that, if you wish to withdraw tendered Eligible Options, the Notice of Withdrawal is delivered as indicated in Section 3 above. The Notice of Withdrawal must specify the Eligible Options to be withdrawn. Except as described in the following sentence, the Notice of Withdrawal must be signed by the Eligible Holder who holds the Eligible Options to be tendered using the same name for such Eligible Holder as appears on the applicable stock option agreement and the previously submitted Election Form. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal. We have filed a form of the Notice of Withdrawal as an exhibit to the Tender Offer Statement on Schedule TO filed by Grove with the SEC on September 26, 2022 (the “Schedule TO”). We will deliver a copy of the Notice of Withdrawal form to all Eligible Holders.
You may not rescind any withdrawal, and any Eligible Options you withdraw will thereafter be deemed not properly tendered for purposes of the Exchange Offer unless you properly re-tender those Eligible Options before the Expiration Time by following the procedures described in Section 3 of this Offering Memorandum.
Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.
Section 5. Acceptance of Eligible Options for Exchange; Grant of New RSUs.
Upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn by the Expiration Time. On the New RSU Grant Date, we expect to cancel the Eligible Options we have accepted in exchange for the grant of the New RSUs with the New RSU Terms. In addition, on the date of cancellation of the Eligible Options, the related Earnout Shares will be automatically forfeited to the Company and distributed to the other holders of Grove securities (including options and RSUs) as of immediately prior to the closing of the Business Combination on a pro rata basis. If the Expiration Time is extended, then the New RSU Grant Date will be similarly extended. The shares subject to the option awards tendered will be recycled into the 2022 Plan in accordance with the terms of the 2022 Plan.
To the extent any Eligible Option that you tender for exchange is partially vested as of the Expiration Time, you will receive one New RSU in exchange for the vested shares underlying such Eligible Option (a “Vested Option New RSU”) and one New RSU in exchange for the unvested shares underlying such Eligible Option (an “Unvested Option New RSU”).
Promptly after we grant the New RSUs, we will send each tendering Eligible Holder a confirmation email with respect to the Eligible Options that we have accepted for exchange. In addition, we will separately provide to each tendering Eligible Holder for acceptance via Fidelity NetBenefits the RSU documentation relating to the Eligible Holder’s New RSUs. We have filed a form of such confirmation email as an exhibit to the Schedule TO.

If you have tendered Eligible Options under the Exchange Offer and your employment terminates for any reason, before the New RSU Grant Date, you will no longer be eligible to participate in the Exchange Offer, and we will not accept your Eligible Options for exchange. In that case, you may be able to exercise your existing vested Eligible Options for a limited time after your termination date in accordance with and subject to their terms.
Section 6. Conditions of the Exchange Offer.
Notwithstanding any other provision of the Exchange Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate or amend the Exchange Offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the Expiration Time, any of the following events has occurred, or if we have determined, in our reasonable judgment, that any of the following events has occurred:
•there shall have been threatened or instituted any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or other person, domestic or foreign, before any court, authority, agency or tribunal that (i) directly or indirectly challenges the making of the Exchange Offer or the exchange of some or all of the Eligible Options tendered for exchange, (ii) otherwise relates in any manner to the Exchange Offer, or (iii) in our reasonable judgment, could materially affect our business, condition (financial or other), assets, income, operations, prospects or stock ownership;
•there shall have been threatened, instituted or taken, any action, or any approval, exemption or consent shall have been withheld, or any statute, rule, regulation, judgment, order or injunction shall have been proposed, sought, promulgated, enacted, entered, amended, interpreted, enforced or deemed to be applicable to the Exchange Offer or Grove, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would directly or indirectly:
◦make it illegal for us to accept some or all of the tendered Eligible Options for exchange, otherwise restrict or prohibit consummation of the Exchange Offer or otherwise relate in any manner to the Exchange Offer;
◦delay or restrict our ability, or render us unable, to accept the tendered Eligible Options for exchange; or
◦impair the contemplated benefits of the Exchange Offer to Grove;
•there will have occurred:
◦any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or automated quotation system or in the over-the-counter market;
◦the declaration of a banking moratorium or any suspension of payments with respect to banks in the United States;
◦any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States;
◦in our reasonable judgment, any extraordinary or material adverse change in United States financial markets generally, including a decline of at least 10% in either the Dow Jones Industrial Average or the Standard & Poor’s 500 Index from the date of commencement of the Exchange Offer;
◦the commencement or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the Exchange Offer; or
◦any of the situations described above which existed at the time of commencement of the Exchange Offer, where such situation, in our reasonable judgment, deteriorates materially after commencement of the Exchange Offer.
•a tender or exchange offer (other than the Exchange Offer) with respect to some or all of our capital stock, or a merger or acquisition proposal for Grove, shall have been proposed, announced or publicly disclosed or we shall have learned that:
◦any person, entity or group (where “group” has the meaning given within Section 13(d)(3) of the Exchange Act) has acquired more than 5% of our outstanding common stock, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of the Exchange Offer;

◦any such person, entity or group that had publicly disclosed such ownership prior to such date has acquired additional common stock constituting more than 1% of our outstanding shares; or
◦any new group has been formed that beneficially owns more than 5% of our outstanding common stock that, in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Exchange Offer or with such acceptance of Eligible Options for exchange;
•any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Exchange Offer, other than as contemplated as of the commencement date of this Exchange Offer (as described in Section 10 of this Offering Memorandum, “Accounting Consequences of this Exchange Offer”);
•any changes occur in our business, financial condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to Grove;
•Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Exchange Offer to Grove (see Section 2 of this Offering Memorandum, “Purpose of the Exchange Offer; Additional Consideration,” for a description of the contemplated benefits of the Exchange Offer to Grove); and
•Any rules or regulations by any governmental authority, the NYSE, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to us that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Exchange Offer to Grove (see Section 2 of this Offering Memorandum, “Purpose of the Exchange Offer; Additional Consideration,” for a description of the contemplated benefits of the Exchange Offer to Grove).
The conditions to the Exchange Offer are for Grove’s benefit. We may assert them prior to the Expiration Time regardless of the circumstances giving rise to them (other than circumstances caused by our action or inaction). We may waive the conditions, in whole or in part, at any time and from time to time prior to our acceptance of your tendered Eligible Options for exchange, whether or not we waive any other condition to the Exchange Offer. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.
Section 7. Price Range of Our Class A Common Stock.
The Eligible Options give Eligible Holders the right to acquire shares of our Class A common stock or Class B common stock. Neither the Class B common stock or any of the Eligible Options are traded on any trading market but, instead, are exchange on a one-for-one basis into Class A common stock. New RSUs will entitle participants to receive shares of our Class A common stock. Our Class A common stock trades on the NYSE under the symbol “GROV.”
The following table sets forth the high and low per share sales prices of our Class A common stock on the NYSE during the periods indicated.

Year Ending December 31, 2022	High	Low
First quarter	$9.94	$9.83
Second quarter	$10.00	$4.63
As of September 23, 2022, we had 556 stockholders of record of our Class A common stock, and 56,081,240 shares of our Class A common stock were issued and outstanding. Because brokers and other institutions hold many of our shares on behalf of stockholders, we are unable to estimate the total number of beneficial stockholders represented by these record holders. On September 23, 2022, the closing price for our Class A common stock as reported on the NYSE was $2.97 per share. We recommend that you obtain current market quotations for our Class A common stock before deciding whether or not to tender your Eligible Options for exchange. The price of our Class A common stock has been, and in the future may be, volatile and could decline. The trading price of our Class A common stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.

Section 8. Information Concerning Grove; Financial Information.
Information Concerning Grove.
We are a digital-first, sustainability-oriented consumer products innovator. We use our connection with consumers to create and curate authentic, disruptive brands and products. Grove builds natural products that perform as well as or better than many leading CPG brands (both conventional and natural), while being healthier for consumers and the planet.
On June 16, 2022 (the “Closing Date”), we consummated the previously-announced transactions contemplated by the Agreement and Plan of Merger, dated December 7, 2021, amended and restated on March 31, 2022 (the “Merger Agreement”), among Virgin Group Acquisition Corp. II (“VGAC II”), Treehouse Merger Sub, Inc. (“VGAC II Merger Sub I”), Treehouse Merger Sub II, LLC (“VGAC II Merger Sub II”), and Grove Collaborative, Inc. (“Legacy Grove”) (“the Merger”). In connection with the Merger, VGAC II changed its jurisdiction of incorporation from the Cayman Islands to the State of Delaware and changed its name to Grove Collaborative Holdings, Inc (the “Domestication”), a public benefit corporation. On the Closing Date, VGAC Merger Sub II merged with and into Legacy Grove with Legacy Grove being the surviving corporation and a wholly-owned subsidiary of the Company (the “Initial Merger”), and, immediately following the Initial Merger, and as part of the same overall transaction as the Initial Merger, Legacy Grove merged with and into VGAC Merger Sub II, the separate corporate existence of Legacy Grove ceased, and Merger Sub II continued as the surviving company and a wholly-owned subsidiary of the Company and changed its name to Grove Collaborative, Inc. (together with the Merger and the Domestication, the “Business Combination”).
Our principal offices are located at 1301 Sansome Street, San Francisco, CA 94111, and our telephone number is (800) 231-8527. Our website address is www.grove.co. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this Exchange Offer.
For additional information regarding Grove’s business, please see the “Business” section included in our Registration Statement on Form S-1, filed with the SEC on July 18, 2022 and as amended on August 25, 2022, which is incorporated herein by reference.
Financial Information.
A summary of certain financial information is attached as Schedule A to this Offering Memorandum and should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Registration Statement on Form S-1, filed with the SEC on July 18, 2022 and as amended on August 25, 2022 (the “Registration Statement”), our Annual Report on Form 10-K (File No. 001-40263) for the year ended December 31, 2021, filed with the SEC on February 24, 2022 (our “Annual Report”), and in our Quarterly Report on Form 10-Q (File No. 001-40263) for the quarter ended June 30, 2022, filed with the SEC on August 12, 2022, as amended on August 22, 2022 (our “Quarterly Report”), which are incorporated herein by reference. The fair market value per share of our Class A common stock as of September 23, 2022 was $2.97 per share as reported on the NYSE.
Additional Information.
For more information about Grove, please refer to our Registration Statement, our Annual Report, our Quarterly Report and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to tender your Eligible Options. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 15 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.
Section 9. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.
Our executive officers and members of our Board may participate in the Exchange Offer.
Other than outstanding stock option and other equity awards granted to our directors, executive officers and other employees and consultants pursuant to our various equity incentive plans, which are described in the notes to our financial statements as set forth in our Registration Statement, Annual Report and Quarterly Report, neither Grove nor, to our knowledge, any of our executive officers or directors, any person controlling Grove or any executive officer or director of such control person, is a party to any agreement, arrangement or understanding with respect to any of our securities, including any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.
During the 60-day period prior to the date of this Offering Memorandum, we have not granted any options that are Eligible Options, and no Eligible Options have been exercised. During such 60-day period, neither we, nor, to the best of our knowledge, any member of our Board or any of our executive officers, nor any of our affiliates, has engaged in any transaction involving the Eligible Options.
For additional information regarding the our directors and executive officers and their compensation, please see the “Management” and “Executive and Director Compensation” sections included in our Registration Statement on Form S-1, filed with the SEC on July 18, 2022 and as amended on August 25, 2022, each of which is incorporated herein by reference. For additional information regarding certain related parties and beneficial owners of Grove’s Class A common stock and Class B common stock, please see the “Certain Relationships and Related Party Transactions” and “Principal Securityholders” sections included in our Registration Statement on Form S-1, filed with the SEC on July 18, 2022 and as amended on August 25, 2022, each of which is incorporated herein by reference.
Section 10. Accounting Consequences of the Exchange Offer.
We have adopted the provisions of the Financial Accounting Standard Board’s Accounting Standards Update 2014-12, Compensation-Stock Compensation (Topic 718) (“ASC Topic 718”) regarding accounting for share-based payments. Under ASC Topic 718, we will recognize the grant date fair value of the tendered Eligible Options plus the incremental compensation cost of the New RSUs. The incremental compensation cost will be measured as the excess, if any, of the fair value of the New RSUs over the fair value of the original Eligible Options prior to exchange. The fair value of New RSUs will be measured as of the New RSU Grant Date and the fair value of the Eligible Options surrendered will be measured as of the Expiration Time. This incremental compensation cost will be recognized in compensation expense ratably over the vesting period of the New RSUs.
The amount of compensation cost will depend on a number of factors, including the level of participation in the Exchange Offer and the exercise price per share of Eligible Options, as applicable, exchanged in the Exchange Offer. Since these factors cannot be predicted with any certainty as of the date of this Offering Memorandum and will not be known until the Expiration Time, we cannot predict the exact amount of the charge (if any) that will result from the Exchange Offer.
Section 11. Legal Matters; Regulatory Approvals.
We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or anti-trust laws applicable to the Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acceptance of Eligible Options for exchange and grant of New RSUs as contemplated by the Exchange Offer, or of any regulatory requirements that we must comply with or approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the completion of the Exchange Offer as contemplated herein. Should any such compliance or approval or other action be required, we currently contemplate that we will use commercially reasonable efforts to comply with such requirements or seek such approval or take such other action. We cannot assure you that any such compliance or approval or other action, if needed, would be achieved or obtained or would be achieved or obtained without substantial conditions or that the failure to achieve such compliance or obtain any such approval or other action would not adversely affect our business. Our obligation under the Exchange Offer to accept tendered Eligible Options for exchange and to grant New RSUs with the New RSU Terms would be subject to achieving such compliance or obtaining any such governmental approval or other action.
Section 12. Material United States Tax Consequences.
The following is a summary of the anticipated material United States federal income tax consequences of the Exchange Offer. This tax summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances (including the consequences of any state or local taxes), nor is it intended to apply in all respects to all categories of Eligible Holders. The tax consequences for individuals who are subject to the tax laws of a country other than the United States or of more than one country may differ from the United States federal income tax consequences summarized herein. The rules governing the tax treatment of equity awards are complex. You should consult with your tax advisor to determine the personal tax consequences to you of rejecting or participating in the Exchange Offer.
Tax Effects of Rejecting the Offer

In general, your rejection of the Exchange Offer will not be a taxable event for United States federal income tax purposes. However, if (1) any of your Eligible Options are currently treated as ISOs, (2) the Exchange Offer remains outstanding for more than 29 days (that is, if we extend the Exchange Offer beyond the original Expiration Time on Friday, October 21, 2022), and (3) you do not reject this Exchange Offer within the first 29 days in which it is outstanding (that is, by Friday, October 21, 2022), your Eligible Options may cease to be treated as ISOs as of October 21, 2022. If the fair market value of our Class A common stock or Class B common stock, as applicable, as of the Expiration Time is less than the exercise price currently in effect for your Eligible Options, the Board can take action to “retest” your Eligible Options to determine if they can again be treated as ISOs. However, even if they can again be treated as ISOs, your 2-Year Holding Period (as defined below) under your Eligible Options (as further described below in the section called “Taxation of Incentive Stock Options”) will start over on the original Expiration Time. Therefore, if we extend the Exchange Offer beyond the original Expiration Time on Friday, October 21, 2022 and it remains outstanding for more than 29 days, and you wish to avoid the possible impact on ISO status, you must reject this Exchange Offer by completing and submitting the Election Form on or prior to 6:00 p.m. Pacific Time on October 21, 2022.
Tax Effects of Accepting the Offer
We do not expect you to recognize any income, gain or loss as a result of the exchange and cancellation of your Eligible Options for New RSUs for United States federal income tax purposes.
Taxation of Incentive Stock Options
Generally, if an optionholder holds an ISO, he or she would not have recognized any income, gain or loss upon the granting of such ISO. Upon the exercise of an ISO, an optionholder is typically not subject to United States federal income tax except for the possible imposition of alternative minimum tax. Rather, the optionholder is taxed for United States federal income tax purposes at the time he or she disposes of the stock subject to the option.
If the date upon which the optionholder disposes of the stock subject to an ISO is more than two years from the date on which the ISO was granted (the “2-Year Holding Period”) and more than one year from the date on which the optionholder exercised the option (the “1-Year Holding Period”), then the optionholder’s entire gain or loss on such disposition is characterized as long-term capital gain or loss, rather than as ordinary income. However, if the optionholder fails to satisfy both the 2-Year Holding Period and the 1-Year Holding Period, then a portion of the optionholder’s profit from the sale of the stock subject to the ISO will be characterized as ordinary income and a portion may be short-term capital gain if the 1-Year Holding Period has not been satisfied. The portion of the profit that is characterized as ordinary income will be equal to the lesser of (a) the excess of the fair market value of the stock on the date of exercise over the exercise price of the option and (b) the excess of the value of the proceeds received on such disposition over the exercise price of the option. This deferral of the recognition of tax until the time of sale of the stock, as well as the possible treatment of the “spread” as long-term capital gain, are the principal advantages of your options being treated as ISOs.
Taxation of Nonstatutory Stock Options (“NSOs”)
Generally, if an optionholder holds an NSO, he or she would not have recognized any income, gain or loss upon the granting of such NSO. Upon the exercise of an NSO, an optionholder will recognize ordinary income on each purchased share equal to the difference between the fair market value of the stock on the date of exercise and the exercise price of the NSO.
If and when an optionholder sells the stock purchased upon the exercise of an NSO, any additional increase or decrease in the fair market value on the date of sale, as compared to the fair market value on the date of exercise, will be treated as a capital gain or loss. If the optionholder has held those shares for more than one year from the date of exercise, such gain or loss will be a long-term capital gain or loss. If the optionholder has held those shares for not more than one year from the date of exercise, such gain or loss will be a short-term capital gain or loss.
Taxation of Restricted Stock Units
Generally, a participant will not recognize any income, gain or loss on the granting of an unvested RSU. When the restriction period (or other restrictions) applicable to such RSU lapses and the shares of Class A common stock subject to the RSU are transferred to the participant, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the transferred shares of Class A common stock on the date of transfer. The tax basis of the shares of Class A common stock received will be equal to the amount of compensation recognized, and the holding period for those shares will commence on the day following the date on which the shares are transferred to the participant. Any dividend equivalents paid on RSUs will be included as compensation for federal income tax purposes when received.

Participants who receive New RSUs that vest on the grant date will recognize compensation taxable as ordinary income when the shares of Class A common stock subject to such New RSUs are transferred to the participant in an amount equal to the fair market value of the transferred shares of Class A common stock on the date of transfer. The tax basis of the shares of Class A common stock received will be equal to the amount of compensation recognized, and the holding period for those shares will commence on the day following the date on which the shares are transferred to the participant.
Withholding
We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a stock option by an Eligible Holder. We will require any such Eligible Holder to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our Class A common stock.
Section 13. Extension of the Exchange Offer; Termination; Amendment.
We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any Eligible Options tendered to us by disseminating notice of the extension to Eligible Holders by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended, we will provide appropriate notice of the extension and the new Expiration Time no later than 6:00 a.m. Pacific Time on the next business day following the previously scheduled Expiration Time. For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:00 a.m. through 11:59 p.m., Pacific Time.
We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Time, to terminate or amend the Exchange Offer upon the occurrence of any of the conditions specified in Section 6 (“Conditions of the Exchange Offer”), by disseminating notice of such termination or amendment to Eligible Holders by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by applicable law.
Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 (“Conditions of the Exchange Offer”) has occurred or we deem any such event to have occurred, to amend the Exchange Offer in any respect prior to the Expiration Time. We will promptly disseminate any notice of such amendment required pursuant to the Exchange Offer or applicable law to Eligible Holders in a manner reasonably designed to inform Eligible Holders of such change and will file such notice with the SEC as an amendment to the Schedule TO.
If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or Exchange Offer must remain open following material changes in the terms of or information concerning a tender or Exchange Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.
In addition, we will publicly notify or otherwise inform Eligible Holders in writing if we decide to take any of the following actions and will keep the Exchange Offer open for at least 10 business days after the date of such notification:
•we increase or decrease the amount of consideration offered for the Eligible Options; or
•increase or decrease the number of Eligible Options that may be tendered in the Exchange Offer.
Section 14. Consideration; Fees and Expenses.
Each Eligible Holder who properly tenders an Eligible Option to be exchanged and accepted by Grove pursuant to this Exchange Offer will receive a New RSU. RSUs are equity awards which represent the right to receive a specified number of shares of Class A common stock, subject to the expiration of a specified restriction period.
Subject to the terms and conditions of this Exchange Offer, upon our acceptance of your properly tendered Eligible Options, you will be entitled to receive New RSUs for a number of shares of Class A common stock calculated using an exchange ratio based on the exercise price of your tendered Eligible Options, as described in Section 1 of this Offering Memorandum. A portion of the New RSUs will be unvested as of the New RSU Grant Date and will be subject to a new vesting schedule, as described in Section 1 of this Offering Memorandum. If you receive New

RSUs, you do not have to make any cash payment to Grove to receive your New RSUs, but upon vesting of your New RSUs, you will be required to pay any applicable withholding taxes to receive any shares of Class A common stock subject to your New RSUs.
If we receive and accept tenders from Eligible Holders of all Eligible Options (comprising a total of options to purchase 15,763,804 shares outstanding as of September 23, 2022) subject to the terms and conditions of this Exchange Offer, we will grant New RSUs covering a total of approximately 11,632,758 shares of Class A common stock.
We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Options pursuant to the Exchange Offer. You will be responsible for any expenses that you incur in connection with your election to participate in the Exchange Offer, including mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor that you consult or retain in connection with the Exchange Offer.
Section 15. Additional Information.
With respect to the Exchange Offer, we have filed the Schedule TO, as may be amended, of which the Exchange Offer is a part. The Exchange Offer document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. Before making a decision on whether or not to tender your Eligible Options, we highly recommend that you review the Schedule TO, as may be amended, including its exhibits, and the following materials that we have filed with the SEC:

•our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 24, 2022;
•our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 16, 2022;
•our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the SEC on August 12, 2022, as amended August 22, 2022;
•our Current Reports on Form 8-K filed with the SEC on April 4, 2022, April 14, 2022, June 2, 2022, June 15, 2022, June 23, 2022, July 19, 2022, August 22, 2022, August 30, 2022 and September 23, 2022; and
•the description of our Class A common stock contained in our Registration Statement on Form S-1, filed with the SEC on July 18, 2022 pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

Our SEC filings are available to the public on the SEC’s website at http://www.sec.gov. We also make available on or through our corporate website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC.
We will also promptly provide without charge to each Eligible Holder to whom we deliver a copy of the Exchange Offer, upon written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless specifically incorporated by reference into such documents). Written requests should be directed to 2022-tender-offer@grove.co.
The information about us contained in the Exchange Offer should be read together with the information contained in the documents to which we have referred you.
Section 16. Miscellaneous.
The Exchange Offer and our SEC reports referred to above include forward-looking statements. Words such as “believes,” “will,” “should,” “could,” “expects,” “anticipates,” “estimates,” “plans,” “objectives,” and other similar statements of expectation identify forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in this Offering Memorandum, our Annual Report and our Quarterly Report, that could cause actual results to differ materially from those expressed in the forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved.
WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT AND QUARTERLY REPORT BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Schedule A
Selected Financial Data
The following financial information should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 24, 2022, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited financial statements and the notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the SEC on August 12, 2022, as amended August 22, 2022, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited financial statements and the notes thereto included in our Registration Statement on Form S-1, filed with the SEC on July 18, 2022 and as amended on August 25, 2022, each of which is incorporated herein by reference. See Section 15 of the Offering Memorandum (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

Grove Collaborative Holdings, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	June 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$132,393	$78,376
Inventory, net	53,494	54,453
Prepaid expenses and other current assets	7,491	8,104
Total current assets	193,378	140,933
Property and equipment, net	15,831	15,932
Operating lease right-of-use assets	19,581	21,214
Other long-term assets	1,249	4,394
Total assets	$230,039	$182,473
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$17,714	$21,346
Accrued expenses	40,830	20,651
Deferred revenue	12,575	11,267
Operating lease liabilities, current	3,788	3,550
Other current liabilities	854	1,650
Debt, current	22,708	10,750
Total current liabilities	98,469	69,214
Debt, noncurrent	43,694	56,183
Operating lease liabilities, noncurrent	18,106	20,029
Derivative liabilities	76,686	—
Other long-term liabilities	1,562	5,408
Total liabilities	238,517	150,834
Commitments and contingencies (Note 7)
Convertible preferred stock, $0.0001 par value – 100,000,000 and 115,527,580 shares authorized at June 30, 2022 and December 31, 2021, respectively; no and 114,795,034 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	—	487,918
Stockholders’ deficit:
Common stock - Class A shares, $0.0001 par value – 600,000,000 shares authorized at June 30, 2022 and no shares authorized at December 31, 2021; 38,513,779 and no shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively; Class B shares, $0.0001 par value – 200,000,000 and 194,046,918 shares authorized at June 30, 2022 and December 31, 2021, respectively; 124,355,978 and 9,368,167 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	16	1
Additional paid-in capital	564,343	33,863
Accumulated deficit	(572,837)	(490,143)
Total stockholders’ deficit	(8,478)	(456,279)
Total liabilities, convertible preferred stock and stockholders’ deficit	$230,039	$182,473

Grove Collaborative Holdings, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021 (As Restated)	2022	2021 (As Restated)
Revenue, net	$79,279	$99,023	$169,758	$201,243
Cost of goods sold	40,322	49,957	88,064	99,985
Gross profit	38,957	49,066	81,694	101,258

Operating expenses:
Advertising	17,898	22,516	50,691	58,152
Product development	5,922	5,688	12,162	10,850
Selling, general and administrative	57,895	46,971	108,865	94,509
Operating loss	(42,758)	(26,109)	(90,024)	(62,253)

Interest expense	2,285	1,096	4,372	2,059
Loss on extinguishment on debt	—	1,027	—	1,027
Change in fair value of Additional Shares liability	2,015	—	2,015	—
Change in fair value of Earn-Out liability	(17,345)	—	(17,345)	—
Change in fair value of Public and Private Placement Warrants liability	(1,180)	—	(1,180)	—
Other expense, net	6,775	268	4,783	1,044
Interest and other expense (income), net	(7,450)	2,391	(7,355)	4,130
Loss before provision for income taxes	(35,308)	(28,500)	(82,669)	(66,383)
Provision for income taxes	2	16	25	28
Net loss	$(35,310)	$(28,516)	$(82,694)	$(66,411)
Net loss per share attributable to common stockholders, basic and diluted	$(1.06)	$(3.38)	$(3.86)	$(8.17)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	33,384,292	8,446,353	21,419,222	8,125,747

Grove Collaborative Holdings, Inc.
Condensed Consolidated Statements of Convertible Preferred Stock, Contingently Redeemable Convertible Common Stock and Stockholders’ Deficit
(In thousands)

	Convertible Preferred Stock (1)		Contingently Redeemable Convertible Common Stock (1)		Common Stock (1)		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balances at March 31, 2022	97,611	$487,918	2,350	$27,473	8,040	$1	$38,660	$(537,527)	$(498,866)
Recapitalization	17,184	—	400	—	1,415	—	—	—	—
Balances at March 31, 2022	114,795	487,918	2,750	27,473	9,455	1	38,660	(537,527)	(498,866)
Issuance of preferred stock and common stock upon net exercise of warrants	168	989	—	—	156	—	—	—	—
Conversion of preferred stock warrant liability to common stock warrants	—	—	—	—	—	—	2,182	—	2,182
Convertible preferred stock and contingently redeemable common stock conversion	(114,963)	(488,907)	(2,750)	(27,473)	118,205	12	516,368	—	516,380
Issuance of common stock in connection with Business Combination, including Backstop Tranche 2 Shares and PIPE offering, net of $17.1 million in transaction costs	—	—	—	—	20,921	2	79,979	—	79,981
Additional Shares liability, Earn-Out liability and Public and Private Placement Warrants recognized upon Business Combination	—	—	—	—	—	—	(93,196)	—	(93,196)
Issuance of Earn-Out Shares	—	—	—	—	14,000	1	—	—	1
Issuance of Class A common stock issued to employees, net of withholding taxes	—	—	—	—	32	—	(96)	—	(96)
Issuance of common stock upon exercise of stock options	—	—	—	—	118	—	162	—	162
Repurchase of early exercise of options	—	—	—	—	(17)	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	20,284	—	20,284
Net loss	—	—	—	—	—	—	—	(35,310)	(35,310)
Balances at June 30, 2022 (Unaudited)	—	$—	—	$—	162,870	$16	$564,343	$(572,837)	$(8,478)
(1) The shares of the Company’s common, convertible preferred stock and contingently redeemable convertible common stock prior to the Closing of the Business Combination have been retroactively restated to reflect the exchange ratio of approximately 1.1760 established in the Merger Agreement.

Grove Collaborative Holdings, Inc.
Condensed Consolidated Statements of Convertible Preferred Stock, Contingently Redeemable Convertible Common Stock and Stockholders’ Deficit
(In thousands)

	Convertible Preferred Stock (1)		Common Stock (1)		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at March 31, 2021	97,611	$487,918	7,329	$1	$19,402	$(392,142)	$(372,739)
Recapitalization	17,184	—	1,290	—	—	—	—
Balance at March 31, 2021	114,795	487,918	8,619	1	19,402	(392,142)	(372,739)
Issuance of common stock for services	—	—	4	—	49	—	49
Issuance of common stock upon exercise of stock options	—	—	216	—	227	—	227
Vesting of early exercise of options	—	—	—	—	221	—	221
Issuance of common stock warrants	—	—	—	—	1,622	—	1,622
Stock-based compensation	—	—	—	—	3,861	—	3,861
Net loss	—	—	—	—	—	(28,516)	(28,516)
Balances at June 30, 2021 (Unaudited)	114,795	$487,918	8,839	$1	$25,382	$(420,658)	$(395,275)
(1) The shares of the Company’s common and convertible preferred stock prior to the Closing of the Business Combination have been retroactively restated to reflect the exchange ratio of approximately 1.1760 established in the Merger Agreement.

Grove Collaborative Holdings, Inc.
Condensed Consolidated Statements of Convertible Preferred Stock, Contingently Redeemable Convertible Common Stock and Stockholders’ Deficit
(In thousands)

	Convertible Preferred Stock (1)		Contingently Redeemable Convertible Common Stock (1)		Common Stock (1)		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balances at December 31, 2021	97,611	$487,918	—	$—	7,966	$1	$33,863	$(490,143)	$(456,279)
Recapitalization	17,184	—	—	—	1,402	—	—	—	—
Balances at December 31, 2021	114,795	487,918	—	—	9,368	1	33,863	(490,143)	(456,279)
Issuance of preferred stock and common stock upon net exercise of warrants	168	989	—	—	156	—	—	—	—
Conversion of preferred stock warrant liability to common stock warrants	—	—	—	—	—	—	2,182	—	2,182
Convertible preferred stock and contingently redeemable common stock conversion	(114,963)	(488,907)	(2,750)	(27,473)	118,205	12	516,368	—	516,380
Issuance of common stock in connection with Business Combination, including Backstop Tranche 2 Shares and PIPE offering, net of $17.1 million in transaction costs	—	—	—	—	20,921	2	79,979	—	79,981
Additional Shares liability, Earn-Out liability and Public and Private Placement Warrants recognized upon Business Combination	—	—	—	—	—	—	(93,196)	—	(93,196)
Issuance of Earn-Out Shares	—	—	—	—	14,000	1	—	—	1
Issuance of Class A common stock issued to employees, net of withholding taxes	—	—	—	—	32	—	(96)	—	(96)
Issuance of convertible common stock	—	—	2,750	27,473	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	—	—	205	—	333	—	333
Vesting of early exercised options	—	—	—	—	—	—	125	—	125
Repurchase of early exercise of options	—	—	—	—	(17)	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	24,785	—	24,785
Net loss	—	—	—	—	—	—	—	(82,694)	(82,694)
Balances at June 30, 2022 (Unaudited)	—	$—	—	$—	162,870	$16	$564,343	$(572,837)	$(8,478)
(1) The shares of the Company’s common, convertible preferred stock and contingently redeemable convertible common stock prior to the Closing of the Business Combination have been retroactively restated to reflect the exchange ratio of approximately 1.1760 established in the Merger Agreement.

Grove Collaborative Holdings, Inc.
Condensed Consolidated Statements of Convertible Preferred Stock, Contingently Redeemable Convertible Common Stock and Stockholders’ Deficit
(In thousands)

	Convertible Preferred Stock (1)		Common Stock (1)		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at December 31, 2020	97,611	$487,918	7,200	$1	$14,605	$(354,247)	$(339,641)
Recapitalization	17,184	—	1,268	—	—	—	—
Balances at December 31, 2020	114,795	487,918	8,468	1	14,605	(354,247)	(339,641)
Issuance of common stock for services	—	—	4	—	49	—	49
Issuance of common stock upon exercise of stock options	—	—	522	—	517	—	517
Vesting of early exercise of options	—	—	—	—	1,245	—	1,245
Repurchase of early exercised options	—	—	(155)	—	—	—	—
Issuance of common stock warrants	—	—	—	—	1,622	—	1,622
Stock-based compensation	—	—	—	—	7,344	—	7,344
Net loss	—	—	—	—	—	(66,411)	(66,411)
Balances at June 30, 2021 (Unaudited)	114,795	$487,918	8,839	$1	$25,382	$(420,658)	$(395,275)
(1) The shares of the Company’s common and convertible preferred stock prior to the Closing of the Business Combination have been retroactively restated to reflect the exchange ratio of approximately 1.1760 established in the Merger Agreement.

Grove Collaborative Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2022	2021
Cash Flows from Operating Activities
Net loss	$(82,694)	$(66,411)
Adjustments to reconcile net loss to net cash used in operating activities:
Remeasurement of convertible preferred stock warrant liability	(1,616)	1,308
Stock-based compensation	24,534	7,269
Depreciation and amortization	2,864	2,337
Changes in fair value of derivative liabilities	(16,510)	—
Transaction costs allocated to derivative liabilities upon Business Combination	6,673	—
Non-cash interest expense	312	313
Inventory reserve	1,693	1,719
Loss on extinguishment of debt	—	1,027
Other non-cash expenses	139	387
Changes in operating assets and liabilities:
Inventory	(734)	(11,320)
Prepaids and other assets	613	(3,059)
Accounts payable	(3,495)	(3,426)
Accrued expenses	525	7,327
Deferred revenue	1,308	1,788
Operating lease right-of-use assets and liabilities	(52)	45
Other liabilities	302	(1,103)
Net cash used in operating activities	(66,138)	(61,799)

Cash Flows from Investing Activities
Purchase of property and equipment	(2,610)	(2,845)
Net cash used in investing activities	(2,610)	(2,845)

Cash Flows from Financing Activities
Proceeds from issuance of common stock upon Closing of Business Combination	97,100	—
Proceeds from issuance of contingently redeemable convertible common stock	27,500	—
Payment of transaction costs related to the Closing of the Business Combination and convertible preferred stock issuance costs	(1,267)	(340)
Proceeds from the issuance of debt	—	25,000
Repayment of debt	(562)	(21,165)
Payment of debt extinguishment	—	(2,499)
Payment of debt issuance costs	(211)	(375)
Proceeds from exercise of stock options, net of withholding taxes paid related to common stock issued to employees	237	525
Repurchase of common stock	(32)	(297)
Net cash provided by financing activities	122,765	849

Net increase (decrease) in cash and cash equivalents	54,017	(63,795)
Cash and cash equivalents at beginning of period	78,376	176,523
Cash and cash equivalents at end of period	$132,393	$112,728

Supplemental Disclosure
Cash paid for taxes	$61	$52
Cash paid for interest	3,052	1,299
Supplemental Disclosure of Non-Cash Investing and Financing Activities
Transaction costs, convertible preferred stock and contingently redeemable convertible common stock issuance costs included in accounts payable and accrued liabilities	$21,435	$291
Purchases of property and equipment included in accounts payable and accrued liabilities	122	139
Initial measurement of common stock warrants recorded as debt fees	—	1,622
Net exercise of preferred stock warrants	989	—
Conversion of contingently redeemable convertible common stock and convertible preferred stock to common stock	516,365	—
Assumption of derivative liabilities upon Business Combination	93,196	—
Reclassification of Grove's preferred stock warrant liability to additional paid-in capital	2,182	—
Vesting of early exercised stock options	125	1,245